Exhibit 99.1

The Buckle, Inc.

2407 W. 24th St. Kearney, NE 68845

P.O. Box 1480 Kearney, NE 68848-1480

phone: 308-236-8491

fax: 308-236-4493

For Immediate Release: March 16, 2018	web: www.buckle.com

Contact:	Thomas B. Heacock, Chief Financial Officer
The Buckle, Inc.
(308) 236-8491

THE BUCKLE, INC. REPORTS FOURTH QUARTER AND FISCAL YEAR 2017 NET INCOME

KEARNEY, NE -- The Buckle, Inc. (NYSE: BKE) announced today that net income for the fiscal quarter ended February 3, 2018 was $42.0 million, or $0.87 per share ($0.87 per share on a diluted basis). Net income for the fiscal year ended February 3, 2018 was $89.7 million, or $1.86 per share ($1.85 per share on a diluted basis).

Net sales for the 14-week fiscal quarter ended February 3, 2018 increased 0.4 percent to $281.2 million from net sales of $280.0 million for the prior year 13-week fiscal quarter ended January 28, 2017. Comparable store net sales for the 14-week period ended February 3, 2018 decreased 3.2 percent from comparable store net sales for the prior year 14-week period ended February 4, 2017. Online sales increased 4.0 percent to $33.5 million for the 14-week period ended February 3, 2018, compared to net sales of $32.2 million for the 13-week period ended January 28, 2017.

Net sales for the 53-week fiscal year ended February 3, 2018 decreased 6.3 percent to $913.4 million from net sales of $974.9 million for the 52-week fiscal year ended January 28, 2017. Comparable store net sales for the 53-week period ended February 3, 2018 decreased 7.2 percent from comparable store net sales for the prior year 53-week period ended February 4, 2017. Online sales decreased 1.6 percent to $98.2 million for the 53-week period ended February 3, 2018, compared to net sales of $99.8 million for the 52-week period ended January 28, 2017.

Net income for the fourth quarter of fiscal 2017 was $42.0 million, or $0.87 per share ($0.87 per share on a diluted basis), compared with $36.0 million, or $0.75 per share ($0.74 per share on a diluted basis) for the fourth quarter of fiscal 2016.

Net income for the fiscal year ended February 3, 2018 was $89.7 million, or $1.86 per share ($1.85 per share on a diluted basis), compared with $98.0 million, or $2.04 per share ($2.03 per share on a diluted basis) for the fiscal year ended January 28, 2017.

Management will hold a conference call at 10:00 a.m. EDT today to discuss fourth quarter results. To participate in the call, please call (800) 288-9626 for domestic calls or (612) 332-0637 for international calls and reference the conference code 445869. A replay of the call will be available for a two-week period beginning March 16, 2018 at 12:00 p.m. EDT by calling (800) 475-6701 for domestic calls or (320) 365-3844 for international calls and entering the conference code 445869.

About Buckle

Offering a unique mix of high-quality, on-trend apparel, accessories, and footwear, Buckle caters to fashion-conscious young men and women. Known as a denim destination, each store carries a wide selection of fits, styles, and finishes from leading denim brands, including the Company’s exclusive brand, BKE. Headquartered in Kearney, Nebraska, Buckle currently operates 456 retail stores in 43 states. As of the end of the fiscal year, it operated 457 stores in 44 states compared with 467 stores in 44 states at the end of fiscal 2016.

SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995:  All forward-looking statements made by the Company involve material risks and uncertainties and are subject to change based on factors which may be beyond the Company’s control.  Accordingly, the Company’s future performance and financial results may differ materially from those expressed or implied in any such forward-looking statements.  Such factors include, but are not limited to, those described in the Company’s filings with the Securities and Exchange Commission.   The Company does not undertake to publicly update or revise any forward-looking statements even if experience or future changes make it clear that any projected results expressed or implied therein will not be realized.

Note:  News releases and other information on The Buckle, Inc. can be accessed at www.buckle.com on the Internet.

Financial Tables to Follow

THE BUCKLE, INC.

CONSOLIDATED STATEMENTS OF INCOME
(Amounts in Thousands Except Per Share Amounts)
(Unaudited)

	14-Weeks Ended	13-Weeks Ended	53-Weeks Ended	52-Weeks Ended
	February 3, 2018	January 28, 2017	February 3, 2018	January 28, 2017 (1)

SALES, Net of returns and allowances	$281,172	$279,960	$913,380	$974,873

COST OF SALES (Including buying, distribution, and occupancy costs)	147,933	154,277	533,357	577,705

Gross profit	133,239	125,683	380,023	397,168

OPERATING EXPENSES:
Selling	61,787	61,485	206,068	205,933
General and administrative	10,764	8,770	39,877	38,475
	72,551	70,255	245,945	244,408

INCOME FROM OPERATIONS	60,688	55,428	134,078	152,760

OTHER INCOME, Net	2,765	2,011	5,407	3,511

INCOME BEFORE INCOME TAXES	63,453	57,439	139,485	156,271

PROVISION FOR INCOME TAXES	21,418	21,444	49,778	58,310

NET INCOME	$42,035	$35,995	$89,707	$97,961

EARNINGS PER SHARE
Basic	$0.87	$0.75	$1.86	$2.04

Diluted	$0.87	$0.74	$1.85	$2.03

Basic weighted average shares	48,346	48,177	48,250	48,125
Diluted weighted average shares	48,498	48,335	48,373	48,256

(1) Derived from audited financial statements

THE BUCKLE, INC.

CONSOLIDATED BALANCE SHEETS
(Amounts in Thousands Except Share and Per Share Amounts)
(Unaudited)

ASSETS	February 3, 2018	January 28, 2017 (1)

CURRENT ASSETS:
Cash and cash equivalents	$165,086	$196,536
Short-term investments	50,833	49,994
Receivables	8,588	8,210
Inventory	118,007	125,694
Prepaid expenses and other assets	18,070	6,023
Total current assets	360,584	386,457

PROPERTY AND EQUIPMENT	459,043	459,359
Less accumulated depreciation and amortization	(309,497)	(290,364)
	149,546	168,995

LONG-TERM INVESTMENTS	21,453	18,092
OTHER ASSETS	6,533	6,303

Total assets	$538,116	$579,847

LIABILITIES AND STOCKHOLDERS’ EQUITY

CURRENT LIABILITIES:
Accounts payable	$29,387	$25,079
Accrued employee compensation	22,307	26,906
Accrued store operating expenses	15,646	14,695
Gift certificates redeemable	18,202	21,199
Income taxes payable	12,364	10,737
Total current liabilities	97,906	98,616

DEFERRED COMPENSATION	15,154	13,092
DEFERRED RENT LIABILITY	33,808	37,600
Total liabilities	146,868	149,308

COMMITMENTS

STOCKHOLDERS’ EQUITY:
Common stock, authorized 100,000,000 shares of $.01 par value; 48,816,170 and 48,622,780 shares issued and outstanding at February 3, 2018 and January 28, 2017, respectively	488	486
Additional paid-in capital	144,279	139,398
Retained earnings	246,570	290,737
Accumulated other comprehensive loss	(89)	(82)
Total stockholders’ equity	391,248	430,539

Total liabilities and stockholders’ equity	$538,116	$579,847

(1) Derived from audited financial statements